Exhibit 10.1

GUARANTEE

This Guarantee, dated as of December 21, 2016 (this “Guarantee”), is made by BW Offshore Singapore Pte Ltd (the “Guarantor”), a limited liability company organized under the laws of Singapore, in favor of HNR Energia B.V. (“HNR Energia”), a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized and existing under the Laws of Curaçao.

WHEREAS, HNR Energia has agreed to sell its shares in Harvest Dussafu B.V. to BW Energy Gabon Pte. Ltd (the “Purchaser”) pursuant to a Sale and Purchase Agreement, dated December 21, 2016 (the “Purchase Agreement”); and

WHEREAS, it is a condition and inducement to the willingness of HNR Energia to enter into the Purchase Agreement that the Guarantor has agreed to execute and deliver this Guarantee in favor of HNR Energia.

NOW, THEREFORE, in consideration of HNR Energia entering into the Purchase Agreement and the mutual promises, covenants and agreements of the parties hereto, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.    Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings given to them in the Purchase Agreement.

Section 2.    Guarantee. At the request of the Purchaser, the Guarantor hereby irrevocably and unconditionally guarantees to HNR Energia the due and punctual payment of all monies payable by the Purchaser or any Affiliate or other permitted transferee (each a “Permitted Transferee”) under the Purchase Agreement, as and when the same has become due and payable, subject to the terms and conditions thereof (the “Guaranteed Obligations”). If the Purchaser or a Permitted Transferee defaults on the payment of any amount due and payable to HNR Energia under the Purchase Agreement, the Guarantor shall within three (3) Business Days of receiving a written demand by HNR Energia unconditionally pay that amount to HNR Energia in the manner prescribed in the Purchase Agreement as if it was the Purchaser. To the fullest extent permitted by Applicable Law (but subject always to the terms of this Guarantee), the Guarantor waives presentment to, demand of payment from and protest to any other Person of any of the Guaranteed Obligations, and also waives notice of acceptance of its guarantee and notice of protest for nonpayment. The obligations of the Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations, or otherwise. Notwithstanding any of the foregoing, nothing herein shall be deemed to waive or limit the Guarantor’s ability to assert any claims, defenses or other rights that the Purchaser or its Affiliates or Permitted Transferees may have under the Purchase Agreement, other than defenses based on the failure of the Purchase Agreement to be duely authorized, executed and delivered by the Purchaser, the invalidity, illegality or unenforceability of the Purchase Agreement as against the Purchaser or the bankruptcy, insolvency or other similar status of the Purchaser. In the event that the Guarantor or any of its successors or assigns (a) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and other assets to any Person, then, and in each such case, the Guarantor shall (to the extent required by Applicable Law) cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 2. This Guarantee is a guarantee of payment and not of collection, and the Guarantor waives any rights that it may now or in the future have to compel HNR Energia to proceed in respect of the Guaranteed Obligations against the Purchaser or any other Person or against any security for or other guarantee of the payment or performance of the Guaranteed Obligations before proceeding against, or as a condition to proceeding against, the Guarantor.

Section 3.    Term and Termination. This Guarantee shall become effective as of the date hereof and shall remain in full force and effect, and the obligations of the Guarantor hereunder shall continue and not be discharged until all Guaranteed Obligations have been paid in full. The Guarantor agrees that, if any payment made by any Person applied to the Guaranteed Obligations is at any time avoided, annulled, set aside, rescinded, invalidated, declared to be fraudulent or preferential or otherwise required to be refunded or repaid, or is repaid in whole or in part pursuant to a good faith settlement of a pending or threatened avoidance claim, or the proceeds of any collateral are required to be refunded by any Guaranteed party or any other secured party to the Company, its estate, trustee, receiver or any other Person, including, without limitation, the Guarantor, under any Applicable Law or equitable cause, then, to the extent of such payment or repayment, the Guarantor’s liability hereunder (and any lien or collateral securing such liability) shall be and remain in full force and effect, as fully as if such payment had never been made, and, if prior thereto, this Guaranty shall have been canceled or surrendered, this Guaranty shall be reinstated in full force and effect, and such prior cancellation or surrender shall not diminish, release, discharge, impair or otherwise affect the obligations of the Guarantor in respect of the amount of such payment.

Section 4.    Representations. The Guarantor represents and warrants on the date of this Guarantee that:

a.	it is authorised to enter into this Guarantee, such entry does not need the approval or consent of any third party, or contravene any existing applicable law or regulation or any judgment, decree or permit to which the Guarantor is subject, and that the execution and delivery of this Guarantee will not violate the terms of any other agreement to which it is a party;

b.	it is a company duly incorporated and validly existing under the laws of the jurisdiction of its incorporation and has the power to carry on its business as it is now being conducted and to own its assets;

c.	the Guarantor’s obligations under this Guarantee are, subject to any general principles of law limiting obligations, legal, valid, binding and enforceable in accordance with their respective terms;

d.	all necessary authorisations of, registrations with or declarations to, governmental or public bodies or authorities or courts required of the Guarantor in connection with the execution, delivery, validity, performance, enforceability or admissibility in evidence of this Guarantee have been obtained, made or effected (as appropriate) and are in full force and effect; and

e.	it has not taken any corporate action nor (to the best of its knowledge and belief) have any steps been taken or legal proceedings started or threatened against it in any applicable jurisdiction for its winding-up, liquidation, dissolution or reorganisation or for the appointment of a receiver, administrative receiver, administrator, trustee or similar officer of it or any or all of its assets and revenues.

Section 5.    Notices. Any notice required to be given hereunder shall be sufficient if in writing and sent by e-mail of a PDF attachment (with confirmation of receipt by non-automated reply e-mail from the recipient); provided, that any notice received by e-mail transmission or otherwise at the addressee’s location on any Business Day after 5:00 p.m. (local time) shall be deemed to have been received at 9:00 a.m. (local time) on the next Business Day), by reliable overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows (or at such other address for a party as shall be specified in a notice given in accordance with this Section 5):

if to the Guarantor:

BW Offshore Singapore Pte Ltd 30 Pasir Panjang Road Mapletree Business City, #14-31/32 Singapore 117440 email: magda.vakil@bwoffshore.com Attention: Magda Vakil if to HNR Energia:

Harvest Energia B.V. 1177 Enclave Parkway, Suite 300 Houston, Texas, USA 77077 email: khead@harvestnr.com Attention: Keith L. Head, General Counsel

With a copy to Intertrust: Intertrust (Netherlands) B.V. Prins Bernhardplein 200 1097 JB Amsterdam the Netherlands email: Diana.Kerekes@intertrustgroup.com Attention: Diana Kerekes

Section 6.    Liability. Notwithstanding anything to the contrary contained in this Guarantee, the Guarantor’s liability shall never be greater than Purchaser’s liability would have been under the Purchase Agreement.

Section 7.    Third Party Rights. A person who is not a party to this Guarantee shall not have any rights under the Contracts (Rights of Third Parties) Act 1999 to enforce, or enjoy the benefit of, any term of this Guarantee.

Section 8.    Counterparts. This Guarantee may be executed in any number of counterparts, each of which when executed shall constitute a duplicate original, but all counterparts shall together constitute one document.

Section 9.    Amendments. No amendment of this Guarantee shall be effective unless it is in writing and signed by, or on behalf of each Party (or its authorized representative).

Section 10.    Severability. The provisions of clause 14.9 of the Purchase Agreement shall apply, mutatis mutandis, to this Guarantee and be an integral part of it.

Section 11.    Governing law. This Guarantee and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by, and construed in accordance with, the laws of England and Wales, except for any conflicts of laws principles which require the application of the laws of another jurisdiction.

Section 12.    Dispute Resolution. The provisions of clause 16.2 of the Purchase Agreement shall apply, mutatis mutandis, to this Guarantee and be an integral part of it.

[Signature Page Follows]

IN WITNESS WHEREOF, the Guarantor has caused this Guarantee to be executed on the date first above written.

BW OFFSHORE SINGAPORE PTE LTD

By:	/s/ Carl Krogh Arnet
Name:	Carl Krogh Arnet
Title:	Director

ACKNOWLEDGED AND AGREED

HNR ENERGIA B.V.

By:	/s/ Keith L. Head
Name:	Keith L. Head
Title:	Attorney-in-Fact